UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-KSB/A

AMENDMENT NO. 3

☒	ANNUAL REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Fiscal Year Ended December 31, 2005

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 000-51843

ALARION FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Florida	20-3851373
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Northeast First Avenue, Ocala, Florida	34470
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (352) 547-1200

Securities registered pursuant to Section 12(b) of the Exchange Act: None

Securities registered pursuant to Section 12(g) of the Exchange Act: None

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the issuer was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    YES  ☐    NO  ☒

Check if disclosure of delinquent filers in response to Item 405 of Regulation S-B is not contained in this form, and no disclosure will be contained, to the best of issuer’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB.  ☐

The issuer’s revenues for its most recent fiscal year were $1,887,000.

Indicate by check mark whether the issuer is an accelerated filer (as defined in Rule 12b-2 of the Act).    Yes  ☐    No  ☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act.):    Yes  ☐    No  ☒

The aggregate market value of the Common Stock of the issuer held by non-affiliates of the issuer (1,316,298 shares) on February 28, 2006, was approximately $13,162,980. As of such date, no organized trading market existed for the Common Stock of the issuer. The aggregate market value was computed by reference the sale price of the Common Stock of the issuer at its last sales price of $10 per share. For the purposes of this response, directors, officers and holders of 5% or more of the issuer’s Common Stock are considered the affiliates of the issuer at that date.

As of July 12, 2006, there were issued and outstanding 1,534,350 shares of the issuer’s Common Stock.

DOCUMENTS INCORPORATED BY REFERENCE

Portions of the Proxy Statement for the Annual Meeting of Shareholders held on May 5, 2006 filed with the Securities and Exchange Commission pursuant to Regulation 14A on March 22, 2006 are incorporated into Part III, Items 9 through 12 and 14 of this Annual Report on Form 10-KSB/A.

PART I

Item 1. Description of Business

Forward-Looking Statements

Some of the statements in this Form 10-KSB discuss future expectations. There may also be statements regarding projections of results of operations or financial condition or state other “forward-looking” information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. We based the forward-looking information on various factors and numerous assumptions, which may or may not turn out to be correct.

Important factors that may cause actual results to differ from those contemplated by forward-looking statements include, for example:

The success or failure of our efforts to implement our business strategy;

The effect of changing economic conditions, both nationally and in our local community;

Changes in government regulations, tax and interest rates applicable to our business and similar matters;

Our ability to attract and retain quality employees; and

Other risks which may be described in our future filings with the SEC.

We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements other than material changes to such information.

General

Alarion Financial Services, Inc. (“AFSI”) was incorporated by the directors of Alarion Bank under the laws of the State of Florida on August 16, 2005, for the purpose of becoming a bank holding company by acquiring Alarion Bank (“Bank”) (AFSI and the Bank are collectively referred to as the “Company”). The Bank is a Florida state chartered commercial bank and is a full service commercial bank, providing a wide range of business and consumer financial services in our target marketplace, which is comprised primarily of Marion and Alachua Counties in Florida. The Bank was formed by a group of business leaders, who believed that there was a significant demand for a locally-owned community bank.

Under Federal Reserve Board regulations, AFSI is expected to be a source of financial strength to the Bank. Banking regulations require that the Bank maintain a minimum ratio of capital to assets. In the event that the Bank’s growth is such that this minimum ratio is not maintained, AFSI may borrow funds, subject to the capital adequacy guidelines of the Federal Reserve, and contribute them to the capital of the Bank and otherwise raise capital in a manner which is unavailable to the Bank under existing banking regulations.

The Bank commenced business operations on February 28, 2005 in Ocala, Florida. The Bank opened a temporary Gainesville, Florida branch on March 2, 2005, and moved the branch to the permanent facility on September 1, 2005.

The Bank’s deposits are insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation up to applicable limits. The operations of the Bank are subject to the supervision and regulation of the FDIC and the Florida Office of Financial Regulation (“Florida Office”).

The Bank provides a range of consumer and commercial banking services to individuals, businesses and industries. The basic services offered by the Bank include: demand interest-bearing and non-interest-bearing accounts, money market deposit accounts, NOW accounts, time deposits, credit cards, direct deposits, notary services, money orders, night depository, travelers’ checks, cashier’s checks, savings bonds, bank drafts, automated teller services, and drive-in tellers. In addition, the Bank makes secured and unsecured commercial, consumer, and real estate loans and issues stand-by letters of credit. The Bank provides automated teller machine (ATM) cards and is a member of the Star ATM network, thereby permitting customers to utilize the convenience of larger ATM networks. In addition to the foregoing services, the offices of the Bank provide customers with extended banking hours. The Bank does not have trust powers and, accordingly, no trust services are provided.

The revenues of the Bank are primarily derived from interest on, and fees received in connection with, real estate and other loans, and from interest and dividends from investment and mortgage-backed securities, and short-term investments. The principal sources of funds for the Bank’s lending activities are its deposits, repayment of loans, and the sale and maturity of investment securities. The principal expenses of the Bank are the interest paid on deposits, and operating and general administrative expenses.

As is the case with banking institutions generally, the Bank’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Federal Deposit Insurance Corporation (“FDIC”). Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. The Bank faces strong competition in the attraction of deposits (its primary source of lendable funds) and in the origination of loans. See “Competition.”

The Company’s fiscal year ends December 31. This Form 10-KSB is also being used as the Bank’s Annual Disclosure Statement under Federal Deposit Insurance Corporation (“FDIC”) Regulations. This Form 10-KSB has not been reviewed or confirmed for accuracy or relevance by the FDIC.

Critical Accounting Policies

The Company’s financial condition and results of operations are sensitive to accounting measurements and estimates of matters that are inherently uncertain. When applying accounting policies in areas that are subjective in nature, the Company must use its best judgment to arrive at the carrying value of certain assets. The most critical accounting policy applied is related to the valuation of the loan portfolio.

A variety of estimates impact carrying value of the loan portfolio including the calculation of the allowance for loan losses, valuation of underlying collateral, the timing of loan charge-offs and the amount and amortization of loan fees and deferred origination costs.

The allowance for loan losses is the most difficult and subjective judgment. The allowance is established and maintained at a level that the Company believes is adequate to cover losses resulting from the inability of borrowers to make required payments on loans. Estimates for loan losses are arrived at by analyzing risks associated with specific loans and the loan portfolio, current trends in delinquencies and charge-offs, the views of regulators, changes in the size and composition of the loan portfolio and peer comparisons. The analysis also requires consideration of the economic climate and direction, change in the interest rate environment, which may impact a borrower’s ability to pay, legislation impacting the banking industry and economic conditions specific to its service area. Because the calculation of the allowance for loan losses relies on estimates and judgments relating to inherently uncertain events, results may differ from the Company’s estimates.

The allowance for loan losses is also discussed as part of “Management’s Discussion and Analysis - Financial Condition” and in Note 3 to the consolidated financial statements. The significant accounting policies are discussed in Note 1 to the consolidated financial statements.

Lending Activities

The Bank offers a range of lending services, including real estate, consumer and commercial loans, to individuals and small businesses and other organizations that are located in or conduct a substantial portion of their business in the Bank’s market area. The Bank’s net loans at December 31, 2005 were $ 44.5 million, or 62% of total assets. The interest rates charged on loans vary with the degree of risk, maturity, and amount of the loan, and are further subject to competitive pressures, money market rates, availability of funds, and government regulations. The Bank has no foreign loans or loans for highly leveraged transactions.

The Bank’s loans are concentrated in five major areas: commercial real estate loans, residential real estate loans, construction, commercial loans (for equipment purchases, working capital and various other business purposes) and consumer loans. A majority of the Bank’s loans are made on a secured basis. As of December 31, 2005, approximately 88% of the Bank’s loan portfolio consisted of loans secured by real estate, of which approximately 59% of the total loan portfolio is secured by commercial properties. Our emphasis is on loans secured by commercial real estate, rather than riskier receivables or business inventory loans. Risks of these types of loans include the general business conditions of the local economy and borrowers’ ability to conduct their businesses to generate sufficient profits to repay their loans under the agreed upon terms and conditions. Personal guarantees may be obtained from the principals of business borrowers and third parties to support the borrowers’ ability to service the debt and reduce the risk of non-payment. Commercial loans may be made at variable or fixed rates of interest. Commercial lines of credit are typically granted on a one-year basis, with loan covenants and monetary thresholds. Other commercial loans with terms or amortization schedules of longer than one year may carry interest rates which vary with the prime lending rate and will become payable in full and are generally refinanced in three to five years. Commercial loans not secured by real estate amounted to approximately 11% of the Bank’s total loan portfolio as of December 31, 2005.

The Bank’s real estate loans are secured by mortgages and consist primarily of loans to individuals and businesses for the purchase, improvement of or investment in real estate and for the construction of single-family residential units or the development of single-family residential building lots. These real estate loans may be made at fixed or variable interest rates. The Bank generally does not make fixed-rate commercial real estate loans for terms exceeding five years. Loans in excess of five years are generally adjustable. The Bank’s residential real estate loans generally are repayable in monthly installments based on up to a 30-year amortization schedule with variable interest rates.

The Bank’s consumer loan portfolio consists primarily of loans to individuals for various consumer purposes, but includes some business purpose loans which are payable on an installment basis. Consumer loans generally involve more risk than mortgage loans because the collateral for a defaulted loan may not provide an adequate source of repayment of the principal. This risk is due to the potential for damage to the collateral or other loss of value, and the fact that any remaining deficiency often does not warrant further collection efforts. The majority of these loans is for terms of less than five years and is secured by liens on various personal assets of the borrowers, but consumer loans may also be made on an unsecured basis. Consumer loans are made at fixed and variable interest rates, and are often based on up to a five-year amortization schedule.

Loan originations are derived from a number of sources. Loan originations can be attributed to direct solicitation by the Bank’s loan officers, existing customers and borrowers, advertising, walk-in customers and, in some instances, referrals from brokers.

Certain credit risks are inherent in making loans. These include prepayment risks, risks resulting from uncertainties in the future value of collateral, risks resulting from changes in economic and industry conditions, and risks inherent in dealing with individual borrowers.

We attempt to mitigate these risks through our underwriting process and the requirement that loans be secured by collateral. With regard to commercial loans, we require that borrowers provide current financial information. Such documentation should include a complete itemized balance sheet with supporting schedules for listed asset values; fiscal year-end operating statements; and income tax returns. Businesses are also typically required to provide us with copies of annual reports if prepared by outside accounting firms. Loans and renewals to businesses are not considered until the required financial documents are compiled and thoroughly reviewed by our lending staff.

Loans to commercial establishments are typically secured by inventory, equipment, supplies, accounts receivable and any other asset of value that relates to the business’ operations. Lines of credit and loans secured by accounts receivable and/or inventory are monitored periodically by our staff. Loans secured by “all business assets,” or a “blanket lien” are typically made only be high quality borrowers, due to the non-specific nature of the collateral. Valuation of business collateral must be supported by a valuation, purchase order, or third party physical inspection. Should we not be able to obtain any of these items, the loan is then considered unsecured. Personal guaranties of the principals of business borrowers are required instances where we deem it necessary or appropriate depending on the business’ assets or other financial indicators.

All loans to businesses must have a clearly stated and reasonable payment plan that allows for timely retirement of debt. Revolving lines of credit are occasionally granted to creditworthy businesses for the purpose of carrying current assets, such as inventory or accounts receivable, and are structured to coincide with the seasonal or natural business cycle of the borrower. We do not provide such lines to be used as a substitute for permanent equity capital of a borrower. All lines are reviewed not less than annually and must be paid in full and out of use at least annually for a period determined at the time of approval or renewal.

Loans secured by real estate primarily fall into three categories: (i) commercial, (ii) construction and (iii) residential. These real estate loans are secured by liens on commercial or residential real property or made for the purpose of financing the construction of a building or other improvements to real estate, regardless of whether any lien position has been perfected on the property. All real estate financing products are provided on a nondiscriminatory basis throughout our lending area.

Our underwriting take into consideration the amount financed, term, amortization, and pricing, as well as all relevant borrower credit factors. Basic credit factors include the borrower’s overall creditworthiness, debt service capacity and secondary sources of repayment. Underwriting standards relevant to real estate financing also address market valuation of the mortgaged property, the level of the borrower’s equity or proposed ownership capital investment, projected income producing property revenue and overall property marketability. In almost all instances, we require a first or second lien on the real estate which secures the loan. In cases where we have accepted a second, or more junior, lien we require an estoppel letter from the senior lien holders. We also typically require a title insurance policy insuring our interest in the real estate collateral. We require independent appraisals on all assets valued at over $250,000 and occasionally accept tax roll valuations when the loan-to-value ratio is less than 70%.

We typically make consumer loans to purchase automobiles, boats, recreational equipment and mobile homes. Prior to making such loans, we require the borrower to complete an application and we confirm the information contained therein prior to committing funds. We grant or deny consumer loan requests based on the customer’s ability to meet scheduled payments and the quality of offered collateral. We value collateral based on standard guidelines (i.e., National Automobile Dealer Association listings for used cars). All consumer loans must have a clearly stated and reasonable payment plan that allows for timely retirement of debt.

On occasion, we also make unsecured loans. We underwrite each unsecured loan based on the borrower’s and any guarantors’ cash flow and past credit history. In addition, we limit the terms of such unsecured extensions of credit to one year for commercial loans and three years for consumer loans. With respect to sources of repayment, we require identification of primary and secondary sources to help ensure retirement of debts as scheduled. Furthermore, we obtain borrower’s financial data and income tax returns to document favorable net-worth-to-debt ratios and sufficient liquidity to repay the debts in a timely fashion. Finally, we have a policy of not renewing unsecured credit extensions more than two times.

Loan Loss Allowance

In considering the adequacy of our allowance for loan losses, the Bank has considered that as of December 31, 2005, approximately 59% of outstanding loans are in the commercial real estate loan category. At December 31, 2005, commercial loans including commercial real estate represented 70% of our loan portfolio. Commercial loans are generally considered by management as having greater risk than other categories of loans in our loan portfolio. We believe that the real estate collateral securing our commercial real estate loans reduces the risk of loss inherently present in commercial loans.

At December 31, 2005, our consumer loan portfolio consisted primarily of lines of credit and installment loans secured by automobiles and other consumer goods. We believe that the risk associated with these types of loans has been adequately provided for in the loan loss allowance.

The Bank’s Board of Directors monitors the loan portfolio monthly in order to evaluate the adequacy of the allowance for loan losses. In addition to reviews by regulatory agencies, the Bank engages the services of outside consultants to assist in the evaluation of credit quality and loan administration. These professionals complement our internal system, which identifies potential problem credits as early as possible, categorizes the credits as to risk and includes a reporting process to monitor the progress of the credits.

The allowance for loan losses is established through a provision for loan losses charged to expenses. Loans are to be charged off against the allowance when management believes the collectibility of principal is unlikely. The monthly provision for loan losses is based on, and allocated by using, peer group averages and actual loan loss experience of the Bank’s peers. In addition, loss experience will be monitored in establishing the provision. During the year ended December 31, 2005, no loans were charged off against the allowance for loan losses.

Deposit Activities

Deposits are the major source of the Bank’s funds for lending and other investment activities. The Bank considers the majority of its regular savings, demand, NOW and money market deposit accounts to be core deposits. These accounts comprised approximately 52% of the Bank’s total deposits at December 31, 2005. Approximately 48% of the Bank’s deposits at December 31, 2005 were time deposits. Generally, the Bank attempts to maintain the rates paid on its deposits at a competitive level. Time deposits of $100,000 and over made up approximately 25% of the Bank’s total deposits at December 31, 2005. The majority of the deposits of the Bank are generated from Alachua and Marion County.

Investments

The Bank invests a portion of its assets in U.S. Government agency obligations, mortgage-backed securities, and federal funds sold. The Bank’s investments are managed in relation to loan demand and deposit growth, and are generally used to provide for the investment of excess funds at minimal risks while providing liquidity to fund increases in loan demand or to offset fluctuations in deposits.

With respect to the Bank’s investment portfolio, the Bank’s total portfolio may be invested in U.S. Treasury and general obligations of its agencies and bank-qualified municipal securities because such securities generally represent a minimal investment risk. Occasionally, the Bank may purchase certificates of deposit of national and state banks. Mortgage-backed securities generally have a shorter life than the stated maturity. Federal funds sold is the excess cash the Bank has available over and above daily cash needs. This money is invested on an overnight basis with approved correspondent banks.

The Bank monitors changes in financial markets. In addition to investments for its portfolio, the Bank monitors its daily cash position to ensure that all available funds earn interest at the earliest possible date. A portion of the investment account is designated as secondary reserves and invested in liquid securities that can be readily converted to cash with minimum risk of market loss. These investments usually consist of U.S. Treasury obligations, U.S. government agencies and federal funds. The remainder of the investment account may be placed in investment securities of different type and longer maturity. Daily surplus funds are sold in the federal funds market for one business day. The Bank attempts to stagger the maturities of its securities so as to produce a steady cash-flow in the event the Bank needs cash, or economic conditions change to a more favorable rate environment.

Correspondent Banking

Correspondent banking involves one bank providing services to another bank which cannot provide that service for itself from an economic or practical standpoint. The Bank is required to purchase correspondent services offered by larger banks, including check collections, purchase of federal funds, security safekeeping, investment services, coin and currency supplies, overline and liquidity loan participations and sales of loans to or participation with correspondent banks.

The Bank sells loan participations to correspondent banks with respect to loans which exceed the Bank’s lending limit.

Effect of Governmental Policies

The earnings and business of the Bank are and will be affected by the policies of various regulatory authorities of the United States, especially the Federal Reserve. The Federal Reserve, among other things, regulates the supply of credit and deals with general economic conditions within the United States. The instruments of monetary policy employed by the Federal Reserve for these purposes influence in various ways the overall level of investments, loans, other extensions of credit and deposits, and the interest rates paid on liabilities and received on assets.

Interest and Usury

The Bank is subject to numerous state and federal statutes that affect the interest rates that may be charged on loans. These laws do not, under present market conditions, deter the Bank from continuing the process of originating loans.

Supervision and Regulation

Banks and their holding companies, and many of their affiliates, are extensively regulated under both federal and state law. The following is a brief summary of certain statutes, rules, and regulations affecting the Company and the Bank. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to the business of the Company and the Bank. Supervision, regulation, and examination of banks by regulatory agencies are intended primarily for the protection of depositors, rather than shareholders.

Bank Holding Company Regulation. The Holding Company is a bank holding company, registered with the Federal Reserve under the BHC Act. As such, the Company is subject to the supervision, examination and reporting requirements of the BHC Act and the regulations of the Federal Reserve. The BHC Act requires that a bank holding company obtain the prior approval of the Federal Reserve before (i) acquiring direct or indirect ownership or control of more than 5% of the voting shares of any bank, (ii) taking any action that causes a bank to become a subsidiary of the bank holding company, or (iii) merging or consolidating with any other bank holding company.

The BHC Act further provides that the Federal Reserve may not approve any transaction that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any section of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless the anticompetitive effects of the proposed transaction are clearly outweighed by the public interest in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience, and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy and consideration of convenience and needs issues includes the parties’ performance under the Community Reinvestment Act of 1977 (the “CRA”), both of which are discussed below.

Banks are subject to the provisions of the CRA. Under the terms of the CRA, the appropriate federal bank regulatory agency is required, in connection with its examination of a bank, to assess such bank’s record in meeting the credit needs of the community served by that bank, including low- and moderate-income neighborhoods. The regulatory agency’s assessment of the bank’s record is made available to the public. Further, such assessment is required of any bank which has applied to:

•	charter a bank,

•	obtain deposit insurance coverage for a newly chartered institution,

•	establish a new branch office that will accept deposits,

•	relocate an office, or

•	merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution

In the case of a bank holding company applying for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the record of each subsidiary bank of the applicant bank holding company, and such records may be the basis for denying the application.

The BHC Act generally prohibits a bank holding company from engaging in activities other than banking, or managing or controlling banks or other permissible subsidiaries, and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices. For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting securities brokerage activities, performing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance in connection with credit transactions, and certain insurance underwriting activities have all been determined by regulations of the Federal Reserve to be permissible activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or terminate its ownership or control of any subsidiary, when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company.

Gramm-Leach-Bliley Act. In 1999, the Gramm-Leach-Bliley Act was enacted which reforms and modernizes certain areas of financial services regulation. The law permits the creation of new financial services holding companies that can offer a full range of financial products under a regulatory structure based on the principle of functional regulation. The legislation eliminates the legal barriers to affiliations among banks and securities firms, insurance companies, and other financial services companies. The law also provides financial organizations with the opportunity to structure these new financial affiliations through a holding company structure or a financial subsidiary. The new law reserves the role of the Federal Reserve Board as the supervisor for bank holding companies. At the same time, the law also provides a system of functional regulation which is designed to utilize the various existing federal and state regulatory bodies. The law also sets up a process for coordination between the Federal Reserve Board and the Secretary of the Treasury regarding the approval of new financial activities for both bank holding companies and national bank financial subsidiaries.

The law also includes a minimum federal standard of financial privacy. Financial institutions are required to have written privacy policies that must be disclosed to customers. The disclosure of a financial institution’s privacy policy must take place at the time a customer relationship is established and not less than annually during the continuation of the relationship.

The act also provides for the functional regulation of bank securities activities. The law repeals the exemption that banks were afforded from the definition of “broker,” and replaces it with a set of limited exemptions that allow the continuation of some historical activities performed by banks. In addition, the act amends the securities laws to include banks within the general definition of dealer. Regarding new bank products, the law provides a procedure for handling products sold by banks that have securities elements. In the area of the Community Reinvestment Act activities, the law generally requires that financial institutions address the credit needs of low-to-moderate income individuals and neighborhoods in the communities in which they operate. Bank regulators are required to take the Community Reinvestment Act ratings of a bank or of the bank subsidiaries of a holding company into account when acting upon certain branch and bank merger and acquisition applications filed by the institution. Under the law, financial holding companies and banks that desire to engage in new financial activities are required to have satisfactory or better Community Reinvestment Act ratings when they commence the new activity.

Bank Regulation. The Bank is chartered under the laws of Florida and their deposits are insured by the FDIC to the extent provided by law. The Bank is subject to comprehensive regulation, examination and supervision by the FDIC and the Florida Office and to other laws and regulations applicable to banks. Such regulations include limitations on loans to a single borrower and to its directors, officers and employees; restrictions on the opening and closing of branch offices; the maintenance of required capital ratios; the granting of credit under equal and fair conditions; and the disclosure of the costs and terms of such credit. The Bank is examined periodically by the FDIC and the Florida Office, to whom it submits periodic reports regarding its financial condition and other matters. The FDIC and the Florida Office have a broad range of powers to enforce regulations under their jurisdiction, and to take discretionary actions determined to be for the protection and safety and soundness of banks, including the institution of cease and desist orders and the removal of directors and officers. The FDIC and the Florida Office also have the authority to approve or disapprove mergers, consolidations, and similar corporate actions.

There are various statutory limitations on the ability of the Bank to pay dividends. The FDIC also has the general authority to limit the dividend payment by banks if such payment may be deemed to constitute an unsafe and unsound practice.

Under federal law, federally insured banks are subject, with certain exceptions, to certain restrictions on any extension of credit to their parent holding companies or other affiliates, on investment in the stock or other securities of affiliates, and on the taking of such stock or securities as collateral from any borrower. In addition, banks are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit or the providing of any property or service.

The Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”) imposed major regulatory reforms, stronger capital standards for savings and loan associations and stronger civil and criminal enforcement provisions. FIRREA also provides that a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with:

•	the default of a commonly controlled FDIC insured depository institution; or

•	any assistance provided by the FDIC to a commonly controlled FDIC insured institution in danger of default.

The FDIC Improvement Act of 1991 (“FDICIA”) made a number of reforms addressing the safety and soundness of deposit insurance funds, supervision, accounting, and prompt regulatory action, and also implemented other regulatory improvements. Annual full-scope, on-site examinations are required of all insured depository institutions. The cost for conducting an examination of an institution may be assessed to that institution, with special consideration given to affiliates and any penalties imposed for failure to provide information requested. Insured state banks also are precluded from engaging as principal in any type of activity that is impermissible for a national bank, including activities relating to insurance and equity investments. The Act also recodified current law restricting extensions of credit to insiders under the Federal Reserve Act.

Also important in terms of its effect on banks has been the deregulation of interest rates paid by banks on deposits and the types of deposit accounts that may be offered by banks. Most regulatory limits on permissible deposit interest rates and minimum deposit amounts expired several years ago. The effect of the deregulation of deposit interest rates generally has been to increase the costs of funds to banks and to make their costs of funds more sensitive to fluctuations in money market rates. A result of the pressure on banks interest margins due to deregulation has been a trend toward expansion of services offered by banks and an increase in the emphasis placed on fee or noninterest income.

Capital Requirements. The Federal Reserve and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off balance sheet exposures, adjusted for risk weights ranging from 0% to 100%. Under the risk-based standard, capital is classified into two tiers. Tier 1 capital consists of common shareholders’ equity, excluding the unrealized gain (loss) on available-for-sale securities, minus certain intangible assets. Tier 2 capital consists of the general allowance for credit losses except for certain limitations. An institution’s qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital. Bank holding companies and banks are also required to maintain capital at a minimum level based on total assets, which is known as the leverage ratio. The minimum requirement for the leverage ratio is 3%, but all but the highest rated institutions are required to maintain ratios 100 to 200 basis points above the minimum. At December 31, 2005 both the Company and the Bank met all capital requirements to which they were subject.

For additional information regarding the Company’s capital ratios and requirements, see “Management’s Discussion and Analysis - Capital Resources, Commitments and Capital Requirements” and notes to the consolidated financial statements.

FDICIA contains “prompt corrective action” provisions pursuant to which banks are to be classified into one of five categories based upon capital adequacy, ranging from “well capitalized” to “critically undercapitalized” and which require (subject to certain exceptions) the appropriate federal banking agency to take prompt corrective action with respect to an institution which becomes “significantly undercapitalized” or “critically undercapitalized.”

The FDIC has issued regulations to implement the “prompt corrective action” provisions of FDICIA. In general, the regulations define the five capital categories as follows:

•	an institution is “well capitalized” if it has a total risk-based capital ratio of 10% or greater, has a Tier 1 risk-based capital ratio of 6% or greater, has a leverage ratio of 5% or greater and is not subject to any written capital order or directive to meet and maintain a specific capital level for any capital measures;

•	an institution is “adequately capitalized” if it has a total risk-based capital ratio of 8% or greater, has a Tier 1 risk-based capital ratio of 4% or greater, and has a leverage ratio of 4% or greater;

•	an institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8%, has a Tier 1 risk-based capital ratio that is less than 4% or has a leverage ratio that is less than 4%;

•	an institution is “significantly undercapitalized” if it has a total risk-based capital ratio that is less than 6%, a Tier 1 risk-based capital ratio that is less than 3% or a leverage ratio that is less than 3%; and

•	an institution is “critically undercapitalized” if its “tangible equity” is equal to or less than 2% of its total assets.

The FDIC also, after an opportunity for a hearing, has authority to downgrade an institution from “well capitalized” to “adequately capitalized” or to subject an “adequately capitalized” or “undercapitalized” institution to the supervisory actions applicable to the next lower category, for supervisory concerns.

Generally, FDICIA requires that an “undercapitalized” institution must submit an acceptable capital restoration plan to the appropriate federal banking agency within 45 days after the institution becomes “undercapitalized” and the agency must take action on the plan within 60 days. The appropriate federal banking agency may not accept a capital restoration plan unless, among other requirements, each company having control of the institution has guaranteed that the institution will comply with the plan until the institution has been adequately capitalized on average during each of the three consecutive calendar quarters and has provided adequate assurances of performance. The aggregate liability under this provision of all companies having control of an institution is limited to the lesser of:

•	5% of the institution’s total assets at the time the institution becomes “undercapitalized” or

•	the amount which is necessary, or would have been necessary, to bring the institution into compliance with all capital standards applicable to the institution as of the time the institution fails to comply with the plan filed pursuant to FDICIA.

An “undercapitalized” institution may not acquire an interest in any company or any other insured depository institution, establish or acquire additional branch offices or engage in any new business unless the appropriate federal banking agency has accepted its capital restoration plan, the institution is implementing the plan, and the agency determines that the proposed action is consistent with and will further the achievement of the plan, or the appropriate Federal banking agency determines the proposed action will further the purpose of the “prompt corrective action” sections of FDICIA.

If an institution is “critically undercapitalized,” it must comply with the restrictions described above. In addition, the appropriate Federal banking agency is authorized to restrict the activities of any “critically undercapitalized” institution and to prohibit such an institution, without the appropriate Federal banking agency’s prior written approval, from:

•	entering into any material transaction other than in the usual course of business;

•	engaging in any covered transaction with affiliates (as defined in Section 23A(b) of the Federal Reserve Act);

•	paying excessive compensation or bonuses; and

•	paying interest on new or renewed liabilities at a rate that would increase the institution’s weighted average costs of funds to a level significantly exceeding the prevailing rates of interest on insured deposits in the institution’s normal market areas.

The “prompt corrective action” provisions of FDICIA also provide that in general no institution may make a capital distribution if it would cause the institution to become “undercapitalized.” Capital distributions include cash (but not stock) dividends, stock purchases, redemptions, and other distributions of capital to the owners of an institution.

Additionally, FDICIA requires, among other things, that:

•	only a “well capitalized” depository institution may accept brokered deposits without prior regulatory approval and

•	the appropriate federal banking agency annually examine all insured depository institutions, with some exceptions for small, “well capitalized” institutions and state-chartered institutions examined by state regulators.

FDICIA also contains a number of consumer banking provisions, including disclosure requirements and substantive contractual limitations with respect to deposit accounts.

As of December 31, 2005, the Bank met the capital requirements of a “well capitalized” institution. Bank holding companies are not subject to “prompt corrective action” of FDICIA.

The FDIC has proposed revising its risk-based capital requirements to ensure that such requirements provide for explicit consideration by commercial banks of interest rate risk. Under the proposed rule, a bank’s interest rate risk exposure would be quantified using either the measurement system set forth in the proposal or the bank’s internal model for measuring such exposure, if such model is determined to be adequate by the bank’s examiner. If the dollar amount of a bank’s interest rate risk exposure, as measured by either measurement system, exceeds 1% of the bank’s total assets, the bank would be required under the proposed rule to hold additional capital equal to the dollar amount of the excess. It is anticipated that the regulatory agencies will issue a revised proposed rule for further public comment. Pending issuance of such revised proposal, the Bank’s management cannot determine what effect, if any, an interest rate risk component would have on the capital of the Bank.

Enforcement Powers. Congress has provided the federal bank regulatory agencies with an array of powers to enforce laws, rules, regulations and orders. Among other things, the agencies may require that institutions cease and desist from certain activities, may preclude persons from participating in the affairs of insured depository institutions, may suspend or remove deposit insurance, and may impose civil money penalties against institution-affiliated parties for certain violations.

Maximum Legal Interest Rates. Like the laws of many states, Florida law contains provisions on interest rates that may be charged by banks and other lenders on certain types of loans. Numerous exceptions exist to the general interest limitations imposed by Florida law. The relative importance of these interest limitation laws to the financial operations of the Bank will vary from time to time, depending on a number of factors, including conditions in the money markets, the costs and availability of funds, and prevailing interest rates.

Bank Branching. Banks in Florida are permitted to branch state wide. Such branch banking, however, is subject to prior approval by the FDIC and the Florida Office. Any such approval would take into consideration several factors, including the bank’s level of capital, the prospects and economics of the proposed branch office, and other conditions deemed relevant by the FDIC and the Florida Office for purposes of determining whether approval should be granted to open a branch office.

Change of Control. Federal law restricts the amount of voting stock of a bank holding company and a bank that a person may acquire without the prior approval of banking regulators. The overall effect of such laws is to make it more difficult to acquire a bank holding company and a bank by tender offer or similar means than it might be to acquire control of another type of corporation. Consequently, shareholders of the Bank may be less likely to benefit from the rapid increases in stock prices that may result from tender offers or similar efforts to acquire control of other companies. Federal law also imposes restrictions on acquisitions of stock in a bank holding company and a state bank. Under the federal Change in Bank Control Act and the regulations thereunder, a person or group must give advance notice to the Federal Reserve before acquiring control of any bank holding company (such as the Company). Upon receipt of such notice, the Federal Reserve may approve or disapprove the acquisition. The Change in Bank Control Act creates a rebuttable presumption of control if a member or group acquires a certain percentage or more of a bank holding company’s or state bank’s voting stock, or if one or more other control factors set forth in the Act are present.

Interstate Banking. The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1996, provides for nationwide interstate banking and branching. Under the law, interstate acquisitions of banks or bank holding companies in any state by bank holding companies in any other state will be permissible one year after enactment. Interstate branching and consolidation of existing bank subsidiaries in different states is permissible. Florida has a law that allows out-of-state bank holding companies (located in states that allow Florida bank holding companies to acquire banks and bank holding companies in that state) to acquire Florida banks and Florida bank holding companies. The law essentially provides for out-of-state entry by acquisition only (and not by interstate branching) and requires the acquired Florida bank to have been in existence for at least two years.

Sarbanes-Oxley Act of 2002. In 2002, the Sarbanes-Oxley Act of 2002 was enacted. The Securities and Exchange Commission (the “SEC”) has promulgated certain regulations pursuant to the Act that will continue to impose additional implementing or clarifying regulations as necessary in furtherance of the Act. The passage of the Act and the regulations implemented by the SEC subject publicly-traded companies to additional and more extensive reporting regulations and disclosure. Compliance with the Act and corresponding regulations may increase the Company’s expenses.

Effect of Governmental Policies. The earnings and businesses of the Bank are affected by the policies of various regulatory authorities of the United States, especially the Federal Reserve. The Federal Reserve, among other things, regulates the supply of credit and deals with general economic conditions within the United States. The instruments of monetary policy employed by the Federal Reserve for those purposes influence in various ways the overall level of investments, loans, other extensions of credit, and deposits, and the interest rates paid on liabilities and received on assets.

USA Patriot Act

The terrorist attacks in September 2001, have led to the adoption of the Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, commonly known as the USA Patriot Act. Part of the USA Patriot Act is the International Money Laundering Abatement and financial Anti-Terrorism Act of 2001. This act requires the Secretary of the Treasury, in consultation with the heads of other government agencies, to adopt special measures applicable to financial institutions. These measures include enhanced recordkeeping and reporting requirements for certain financial transactions that are of primary money laundering concern, due diligence requirements concerning the beneficial ownership of certain types of accounts, and restrictions or prohibitions on certain types of accounts with foreign financial institutions. Among its other provision, this law requires each financial institution to: (i) establish an anti-laundering program; (ii) establish due diligence policies, procedures and controls with respect to private banking accounts and correspondent banking accounts involving foreign individuals and certain foreign banks; and (iii) avoid establishing, maintaining, administering, or managing correspondent accounts in the United States for, or on behalf of, a foreign bank that does not have a physical presence in this country. In addition, the law contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities. The law expands the circumstances under which funds in a bank account may be forfeited and requires covered financial institutions to respond under certain circumstances to requests for information from federal banking agencies within 120 hours.

Other Laws

The Bank’s loans will also be subject to federal laws applicable to credit transactions, such as the following (including the rules and regulations of various federal agencies charged with the responsibility of implementing such federal laws):

•	Federal Truth-in-Lending Act – governs disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act – requires financial institutions to provide information to enable public officials to determine whether a financial institution is fulfilling its obligations to meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act – prohibits discrimination on the basis of race, creed or other prohibitive factors in extending credit;

•	Real Estate Settlement Procedures Act – requires lenders to disclose certain information regarding the nature and cost of real estate settlements, and prohibits certain lending practices, as well as limits escrow account amounts in real estate transactions; and

•	Fair Credit Reporting Act – governs the manner in which consumer debts may be collected by collection agencies.

The Company and the Bank’s operations are also subject to the:

•	Right to Financial Privacy Act – imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial record; and

•	Electronic Funds Transfer Act and Regulation E – governs automatic deposits to, and withdrawals from, deposit accounts and customer’s rights and liabilities arising from the use of debit cards, automated teller machines and other electronic banking services.

Liquidity

A Florida-chartered commercial bank is expected to maintain an adequate liquidity reserve. The liquidity reserve may consist of cash on hand, cash on demand deposit with correspondent banks and other investments and short-term marketable securities, such as federal funds sold and United States securities or securities guaranteed by the United States.

Competition

The Company encounters strong competition both in making loans and in attracting deposits. The deregulation of the banking industry and the widespread enactment of state laws which permit multi-bank holding companies as well as an increasing level of interstate banking have created a highly competitive environment for commercial banking. In one or more aspects of its business, the Company competes with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that the Company does not currently provide. In addition, many of the Company’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Recent federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly.

To compete, the Company relies upon specialized services, responsive handling of customer needs, and personal contacts by its officers, directors, and staff. Large multi-branch banking competitors tend to compete primarily by rate and the number and location of branches while smaller, independent financial institutions tend to compete primarily by rate and personal service.

Employees

As of December 31, 2005, the Company and the Bank collectively had 30 full-time employees (including executive officers) and 5 part-time employees. The employees are not represented by a collective bargaining unit. The Company considers relations with employees to be good.

Item 2. Description of Properties

The following table sets forth information on the Bank’s offices as of July 1, 2006.

Location	Facility Status
Headquarters & Main Office	Leased by Bank
One Northeast First Avenue
Ocala, Florida

Gainesville Branch Office	Owned by Bank
4373 Newberry Road
Gainesville, Florida

34th Street Branch Office	Owned by Bank
4200 SW 34th Street
Gainesville, Florida

Future 17th Street Branch Office (under construction)	Owned by Bank
Intersection of 17th Street and SE 25th Street
Ocala, Florida

AFSI’s headquarters and the Bank’s main office is leased by the Bank from Bernadette Castro, 303 NE First, LLC, and Austin International Realty, LLC. The Bank entered into a master lease for an initial term of five years and six months, with three five-year renewal options. The lease rate for the entire building is $80,000 annually for the first five years, $100,000 per year for the next five years, $103,000 for each of the succeeding five years, and $106,090 for each of the five years in the final renewal term. This facility is a four-story, 24,000 square-foot building. The ground floor, approximately 4,000 square feet, is occupied by the Bank for its main office. The Bank also occupies 1,000 square feet on the fourth floor for administrative purposes. The Bank also occupies an adjacent drive-through facility (117 East Silver Springs Boulevard) and a customer parking lot (303 Northeast First Avenue).

The Gainesville branch office is located in a newly constructed building consisting of approximately 6,000 square feet, of which space unused for branch operations will be utilized for loan operations staff.

The 34th Street branch is currently operated out of a rented modular facility while the Bank constructs its permanent facility. The property cost $1,150,000, with construction expected to cost $700,000 and to be completed in 2007 or 2008.

Land has been acquired by the Bank for a future branch office in Ocala. The Bank anticipates opening the 17th Street Branch Office in the third quarter of 2006. The 17th Street property cost $1,040,000 for the land and it is anticipated that it will cost $700,000 for construction. The Bank intends to initially this branch in a modular facility placed on the property, until the permanent facility has been completed in 2007 or 2008.

None of these properties are encumbered by any liens or mortgages. Other than in the ordinary course of the Bank’s lending and investment business, and excepting the Bank’s possible sale of a portion of its Gainesville branch, the Company does not invest in real estate, real estate mortgages or mortgage-backed securities. Such activities are described in “Description of Business” and “Management’s Discussion and Analysis.”

PART III

Item 12. Certain Relationships and Related Transactions

ASFI does not make loans to our directors, officers or employees. The Bank, however, does promote lending relationships with our directors, officers and employees. Loans made to directors, executive officers and principal shareholders, defined as individuals owning 10% or more of AFSI’s common stock (collectively, “Affiliates”) are governed under the provisions of Section 22(h) of the Federal Reserve Act, which requires that any loans made to Affiliates, or to any related interest of an Affiliate, must: (i) be on substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable transactions with non-affiliated parties; and (ii) not involve more than the normal risk of repayment or present other unfavorable features. There is, however, an exception for loans made to employees who are Affiliates that are made pursuant to a benefit or compensation package that is widely available to all Bank employees and does not give a preference to Affiliates. There is also an aggregate limit of $25,000, or 5% of the amount of the Bank’s unimpaired capital and unimpaired surplus on all loans to an individual Affiliate, unless the amount has been approved by the Board of Directors and the Affiliate has abstained from participating in the voting.

There is a further exception regarding loans to executive officers of the Bank. Executive officers are those people who participate, or who have authority to participate, in major policy making functions of the Bank, regardless of their title. The Bank may lend any otherwise permissible sum of money to an executive officer for: (i) financing the education of the officer’s children; (ii) a Board of Director’s approved first mortgage on the officer’s residence; or (iii) a loan secured by certain low-risk collateral. The Bank may also lend up to the higher of $25,000 or 2.5% of the Bank’s unimpaired capital and unimpaired surplus (but never more than $100,000) to an executive officer for any other purpose.

As of December 31, 2005, the Bank had an aggregate total of $5,254,000 outstanding in loans and other extensions of credit to Affiliates. At December 31, 2005, the Bank had unsecured loans (primarily lines of credit) outstanding with aggregate outstanding balances of $1,809,000, of which $977,063 were to insiders. All such loans (both those to insiders and those to unaffiliated borrowers) were underwritten to the same policy standards and are due on demand. No insider received any preferential treatment with regard to interest rates, maturity, payment schedule or other features of the loans. All of the outstanding loans to directors and executive officers are performing pursuant to their terms. As of December 31, 2005, the Bank had the following outstanding loans to AFSI’s and the Bank’s directors and executive officers:

Name	Maturity Date of Loan	Largest Amount Outstanding in 2005		Amount Outstanding At December 31, 2005	Loan Type	Interest Rate	Loan to Value
Barret, Spencer Director	Demand	$100,000.00		$93,153.05	CD Secured LOC	7.250%	93%
Bosshardt, Carol Director	Demand	$997,625.00	(1)	$969,925.00	Unsecured LOC	7.250%	N/A
Bosshardt, Carol Director	Demand	$1,250.00		$—	Unsecured LOC	7.250%	N/A
Bosshardt, Carol Director	6/20/2006	$—		$—	Unsecured	6.250%	N/A
Cope, David Director	Demand	$997,443.50		$997,443.50	Residential Lots	7.250%	66%
Czuryla, Walter Bank EVP	Demand	$4,409.83		$4,407.08	Unsecured ODP	7.250%	N/A
Fletcher, Gloria Director	4/7/2015	$249,000.00		$249,000.00	Comm Office Bldg	5.850%	34%
Fletcher, Gloria Director	7/13/2015	$716,016.36		$716,016.36	Commercial R/E	6.290%	70%
Hill, Michael Director	Demand	$2,119.29		$3.04	Unsecured ODP	7.250%	N/A
Kirkpatrick, Kenneth Director	9/6/2016	$1,499,096.44		$1,499,096.44	Commercial R/E	6.385%	68%
Kirkpatrick, Kenneth Director	7/19/2009	$15,950.00		$14,460.98	Vehicle	6.150%	NM
Kurtz, Jon President and CEO	Demand	$17.50		$—	Unsecured ODP	7.250%	N/A
Page, Robert Bank EVP	Demand	$2,728.23		$2,728.23	Unsecured ODP	7.250%	N/A
White, Job E. Director	10/21/2020	$357,857.81		$357,857.81	HELOC	7.250%	84%
White, Job E. Director	Demand	$997,625.00	(1)	$969,925.00	Unsecured LOC	7.250%	N/A
White, Job E. Director	9/30/2007	$350,000.00		$350,000.00	Commercial R/E	7.250%	50%
White, Job E. Director	6/20/2006	$—		$—	Unsecured	6.250%	N/A
Williams, Tommy Director	Demand	$997,625.00	(1)	$969,925.00	Unsecured LOC	7.250%	N/A
Williams, Tommy Director	6/20/2006	$—		$—	Unsecured	6.250%	N/A

(1)	These three line items represent one line of credit to an entity jointly controlled by the three listed directors. The directors have indicated that they intend to reduce this balance with the proceeds of an asset sale in the fourth quarter of 2006.

The Bank may continue to make such loans to insiders, depending on the borrower’s credit worthiness, loan demand from other borrowers, the Bank’s capital position and its legal lending limit.

Item 13. Exhibits

Exhibits marked with an (a) were filed with the Form 10-KSB filed with the Securities and Exchange Commission (“SEC”) on March 15, 2006. Exhibits marked with a (b) were filed with the Form 10-KSB/A filed with the SEC on May 5, 2006.

(a)	3.1	Articles of Incorporation

(a)	3.2	Bylaws

(a)	4.1	Specimen Common Stock Certificate

(a)	4.2	Warrant Plan and Specimen Warrant Plan

	4.3	2005 Stock Plan

(a)	10.1	Employment Agreement with Jon M. Kurtz

(a)	10.2	Lease for Main Office

(b)	13.1	Financial Statements

(a)	14.1	Code of Ethics

(a)	21.1	Schedule of Subsidiaries

	23.1	Consent of Hacker, Johnson & Smith PA

	31.1	Certification of Chief Executive Officer required by Rule 13a-14(a)/15d-14(a) under the Exchange Act

	31.2	Certification of Chief Financial Officer required by Rule 13a-14(a)/15d-14(a) under the Exchange Act

	32.1	Certification of Chief Executive Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

	32.2	Certification of Chief Financial Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has caused this report to be duly signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ocala, State of Florida, on the 12th day of July, 2006.

ALARION FINANCIAL SERVICES, INC.

/s/ Jon M. Kurtz
Jon M. Kurtz
Chairman and Chief Executive Officer

/s/ Jankie Dhanpat
Jankie Dhanpat
Chief Financial Officer
(Principal Financial officer and principal accounting officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on July 12, 2006.

Signature

/s/ Jon M. Kurtz
Jon M. Kurtz
Chief Executive Officer and President

/s/ Jon M. Kurtz	Chief Executive Officer, President and Director
Jon M. Kurtz

/s/ Loralee W. Miller	Chairperson of the Board
Loralee W. Miller

/s/ Michael P. Hill	Director and Vice Chairman of the Board
Michael P. Hill

/s/ Spencer Barrett	Director
Spencer Barrett

Director
Carol R. Bosshardt

Director
David G. Cope

/s/ Gloria W. Fletcher	Director
Gloria W. Fletcher

/s/ Kenneth B. Kirkpatrick	Director
Kenneth B. Kirkpatrick

/s/ Ignacio L. Leon	Director
Ignacio L. Leon

/s/ Job E. White	Director
Job E. White

/s/ Tommy W. Williams, Jr.	Director
Tommy W. Williams, Jr.

Alarion Financial Services, Inc.

Form 10-KSB

For Fiscal Year Ending December 31, 2005

EXHIBIT INDEX

Exhibits marked with an (a) were filed with the Form 10-KSB filed with the Securities and Exchange Commission (“SEC”) on March 15, 2006. Exhibits marked with a (b) were filed with the Form 10-KSB/A filed with the SEC on May 5, 2006.

Exhibit No.		Exhibit
(a)	3.1	Articles of Incorporation

(a)	3.2	Bylaws

(a)	4.1	Specimen Common Stock Certificate

(a)	4.2	Warrant Plan and Specimen Warrant Certificate

	4.3	2005 Stock Plan

(a)	10.1	Employment Agreement with Jon M. Kurtz

(a)	10.2	Lease for Main Office

(b)	13.1	Financial Statements

(a)	14.1	Code of Ethics

(a)	21.1	Schedule of Subsidiaries

	23.1	Consent of Hacker, Johnson & Smith PA

	31.1	Certification of Chief Executive Officer required by Rule 13a-14(a)/15d-14(a) under the Exchange Act

	31.2	Certification of Chief Financial Officer required by Rule 13a-14(a)/15d-14(a) under the Exchange Act

	32.1	Certification of Chief Executive Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

	32.2	Certification of Chief Financial Officer, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

ALARION BANK

2005 STOCK PLAN

SECTION 1

BACKGROUND AND PURPOSE

The name of this Stock Plan is the “2005 Stock Plan.” The purpose of this Plan is to promote the interests of Alarion Bank through grants to Employees and Directors of Options to purchase Stock, grants of Stock Appreciation Rights and grants of Restricted Stock and Stock Units in order: (i) to attract and retain Employees and Directors; (ii) to provide an additional incentive to each Employee and Director to work to increase the value of Stock; and (iii) to provide each Employee and Director with a stake in the future of Alarion, which corresponds to the stake of each of our shareholders.

SECTION 2

DEFINITIONS

Each term set forth in this Section 2 shall have the meaning set forth opposite such term for purposes of this Plan and, for purposes of such definitions, the singular shall include the plural and the plural shall include the singular.

2.1. “Alarion” means Alarion Bank, a Florida corporation, and any Subsidiary or successor to such corporation.

2.2. “Board” means the Board of Directors of Alarion.

2.3. “Change in Control” means a change in control of Alarion of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act as in effect at the time of such “change in control,” provided that such a change in control shall be deemed to have occurred at such time as:

(i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities representing 50% or more of the combined voting power for election of directors of the then outstanding securities of Alarion or any successor of Alarion;

(ii) during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new Director was approved by a vote of at least two-thirds of the directors then still in office who were Directors at the beginning of the period;

(iii) the shareholders of Alarion approve any reorganization, merger, consolidation or share exchange as a result of which the common stock of Alarion shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of Alarion) or any dissolution or liquidation of Alarion or any sale or the disposition of 50% or more of the assets or business of Alarion; or

(iv) the shareholders of Alarion approve any reorganization, merger, consolidation or share exchange unless:

(A) the persons who were the beneficial owners of the outstanding shares of the common stock of Alarion immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction; and

(B) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in Section 2.2(iv)(A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of Alarion common stock immediately before the consummation of such transaction; provided

(C) the percentage described in Section 2.2(iv)(A) of the beneficially owned shares of the successor or survivor corporation and the number described in 2.2(iv)(B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of Alarion by the persons described in Section 2.2(iv)(A) immediately before the consummation of such transaction.

2.4. “Code” means the Internal Revenue Code of 1986, as amended.

2.5. “Committee” means a Committee of the Board to which the responsibility to administer this Plan is delegated by the Board and which shall consist of at least two members of the Board, each of whom shall be a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, and each of whom shall be (or be treated as) an “outside director” for purposes of Section 162(m) of the Code.

2.6. “Covered Employee” means an Employee whom the Committee on the date he or she is granted an Option, SAR, Restricted Stock or Stock Units deems likely to be a “covered employee” (within the meaning of Section 162(m) of the Code) as of any date on or after the date of such grant.

2.7. “Director” means a member of the Board who is not an employee of Alarion or any Subsidiary or Parent Corporation.

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2.8. “Employee” means a select employee of Alarion or any Subsidiary whose performance is, in the judgment of the Committee acting in its absolute discretion, directly or indirectly material to the success of Alarion or such Subsidiary and who is not a Ten Percent Shareholder.

2.9. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.10. “Fair Market Value” means: (1) the closing price on any date for a share of Stock reported by a newspaper or trade journal selected by the Committee or, if no such closing price is available on such date; (2) such closing price as so reported in accordance with Section 2.10(1) for the immediately preceding business day, or, if no newspaper or trade journal reports such closing price; (3) the price which the Committee acting in good faith determines through any reasonable valuation method that a share of Stock might change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or to sell and both having reasonable knowledge of the relevant facts. In no instance shall the Fair Market Value of Stock ever be less than its book value.

2.11. “ISO” means an Option granted under Section 7 of this Plan to purchase Stock, which is evidenced by an Option Agreement which provides that the Option is intended to satisfy the requirements for an incentive stock option under Section 422 of the Code.

2.12. “NQO” means a nonqualified option, i.e., an Option granted under Section 7 of this Plan to purchase Stock, which is evidenced by an Option Agreement which provides that the Option shall not be treated as an incentive stock option under Section 422 of the Code.

2.13. “Option” means an ISO or an NQO.

2.14. “Option Agreement” means the written agreement or instrument which sets forth the terms of an Option granted to an Employee or Director under this Plan.

2.15. “Option Price” means the price which shall be paid to purchase one share of Stock upon the exercise of an Option granted under this Plan.

2.16. “Parent Corporation” means any corporation which is a parent corporation (within the meaning of Section 424[e] of the Code) of Alarion.

2.17. “Plan” means the 2005 Stock Plan, as amended from time to time.

2.18. “Restricted Stock” means Stock granted to an Employee or Director pursuant to Section 8 of this Plan.

2.19. “Rule 16b-3” means the exemption under Rule 16b-3 to Section 16(b) of the Exchange Act or any successor to such rule.

2.20. “Stock” means the Five Dollar ($5.00) par value common stock of Alarion.

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2.21. “Stock Agreement” means the written agreement or instrument which sets forth the terms of a Restricted Stock grant or Stock Unit grant to an Employee or Director under this Plan.

2.22. “Stock Appreciation Right or SAR” means a right which is granted pursuant to the terms of Section 7 of this Plan to the appreciation in the Fair Market Value of a share of Stock in excess of the SAR Share Value for such a share.

2.23. “SAR Agreement” means the written agreement or instrument which sets forth the terms of a SAR granted to an Employee under this Plan.

2.24. “SAR Share Value” means the figure which is set forth in each SAR Agreement and which is no less than the Fair Market Value of a share of Stock on the date the related SAR is granted.

2.25. “Stock Unit” means a contractual right granted to an Employee or Director pursuant to Section 8 to receive a Restricted Stock at a certain date or upon the occurrence of a certain event.

2.26. “Subsidiary” means any corporation which is a subsidiary corporation (within the meaning of Section 424(f) of the Code) of Alarion.

2.27. “Ten Percent Shareholder” means a person who owns (after taking into account the attribution rules of Section 424[d] of the Code) more than ten percent of the total combined voting power of all classes of stock of either Alarion, a Subsidiary or a Parent Corporation.

SECTION 3

SHARES RESERVED UNDER PLAN

3.1. Share. There shall (subject to Section 11) be reserved for issuance under this Plan, 225,000 shares of Stock. Furthermore, upon any future issuance of Stock, 15% of such newly issued shares shall also be reserved for issuance under this Plan. Provided, however, that no more than 450,000 shares of Stock shall ever be reserved for issuance under this Plan.

3.2. Source of Shares. The shares of Stock described in Section 3.1 shall be reserved from authorized but unissued shares of Stock. Furthermore, any shares of Stock issued pursuant to a Restricted Stock grant which are forfeited thereafter shall again become available for issuance under this Plan, but any shares of Stock used to satisfy a withholding obligation under Section 14.4 shall not again become available for issuance under this Plan. The exercise of a SAR or a surrender right in an Option shall reduce the number of shares available for issuance under this Plan only to the extent of the shares of Stock, if any, actually issued upon such exercise. Finally, if the Option Price of an Option is paid in whole or in part in shares of Stock or if shares of Stock are tendered to Alarion in satisfaction of any condition to a grant of Restricted Stock, such shares thereafter shall be treated the same as any other shares of Stock available for issuance under this Plan.

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3.3. Use of Proceeds. The proceeds which Alarion receives from the sale of any shares of Stock under this Plan shall be used for general corporate purposes and shall be added to the general funds of Alarion.

SECTION 4

EFFECTIVE DATE

This Plan shall be effective on the date the shareholders of Alarion (acting at a duly called meeting of such shareholders) approve the adoption of this Plan.

SECTION 5

COMMITTEE

This Plan shall be administered by the Committee. Subject to the provisions of this Plan (including Sections 11, 12, 13 and 14), the Committee shall have the power, authority, and sole and exclusive discretion to construe, interpret and administer this Plan, including without limitation, the power and authority to make factual determinations relating to Plan grants and correct mistakes in Option, SAR or Stock Agreements, and to take such other action in the administration and operation of this Plan as the Committee deems equitable under the circumstances. Such actions of the Committee shall be binding on Alarion, on each affected Employee and Director and on each other person directly or indirectly affected by such action. The Committee may delegate such powers and duties, whether ministerial or discretionary, as the Committee may deem appropriate, including, but not limited to, authorizing the Committee’s delegate to execute agreements evidencing the grant of Options, SARs, Restricted Stock and Stock Units or other documents on the Committee’s behalf.

SECTION 6

ELIGIBILITY

Employees and Directors shall be eligible for the grant of Options, SARs, Restricted Stock and Stock Units under this Plan.

SECTION 7

OPTIONS AND SARs

7.1. Options. The Committee, acting in its absolute discretion, shall have the right to grant Options to Employees and Directors under this Plan from time to time and Options may be granted for any reason the Committee deems appropriate under the circumstances. Each grant of an Option shall be evidenced by an Option Agreement, and each Option Agreement shall set forth whether the Option is an ISO or a NQO and shall set forth such other terms and conditions of such grant as the Committee acting in its absolute discretion deems consistent with the terms of this Plan. All Options granted to Directors shall be NQOs.

7.2. $100,000 Limit. The aggregate Fair Market Value of ISOs granted to an Employee under this Plan and ISOs granted to such Employee under any other stock option plan adopted by Alarion, a Subsidiary or a Parent Corporation which first become exercisable in any

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calendar year shall not exceed $100,000. Such Fair Market Value figure shall be determined by the Committee on the date the ISO is granted, and the Committee shall interpret and administer the limitation set forth in this Section 7.2 in accordance with Section 422(d) of the Code.

7.3. Option Price and Exercise Period.

(a) Option Price. The Option Price for each share of Stock subject to an Option shall be no less than the Fair Market Value of a share of Stock on the date the Option is granted. The Option Price shall be payable in full upon the exercise of any Option. Except in accordance with the provisions of Section 11 of this Plan, the Committee shall not, absent the approval of Alarion’s shareholders, take any action, whether through amendment, cancellation, replacement grants, or any other means, to reduce the Option Price of any outstanding Options.

(b) Exercise Period. Each Option granted under this Plan shall be exercisable, in whole or in part, at such time or times as set forth in the related Option Agreement, but no Option Agreement shall make an Option exercisable before the date such Option is granted or on or after the date which is the tenth anniversary of the date such Option is granted. In the discretion of the Committee, an Option Agreement may provide for the exercise of an Option after the employment of an Employee or the status of an individual as a Director has terminated for any reason whatsoever, including death or disability.

7.4. Method of Exercise.

(a) Committee Rules. An Option may be exercised as provided in this Section 7.4 pursuant to procedures (including, without limitation, procedures restricting the frequency or method of exercise) as shall be established by the Committee or its delegate from time to time for the exercise of Options.

(b) Notice and Payment. An Option shall be exercised by delivering to the Committee or its delegate during the period in which such Option is exercisable: (1) written notice of exercise in a form acceptable to the Committee indicating the specific number of shares of Stock subject to the Option which are being exercised; and (2) payment in full of the Option Price for such specific number of shares. An Option Agreement, at the discretion of the Committee, may provide for the payment of the Option Price by any of the following means:

(1) in cash, electronic funds transfer or a check acceptable to the Committee;

(2) in Stock which has been held by the Employee or Director for a period acceptable to the Committee and which Stock is otherwise acceptable to the Committee, provided that the Committee may impose whatever restrictions it deems necessary or desirable with respect to such method of payment;

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(3) through a broker-facilitated cashless exercise procedure acceptable to the Committee; or

(4) in any combination of the methods described in this Section 7.5(b) which is acceptable to the Committee.

Any payment made in Stock shall be treated as equal to the Fair Market Value of such Stock on the date the properly endorsed stock certificate for such Stock is delivered to the Committee or, if payment is effected through a certification of ownership of Stock in lieu of a stock certificate, on the date the Option is exercised.

(c) Restrictions. The Committee may from time to time establish procedures for restricting the exercise of Options on any given date as the result of excessive volume of exercise requests or any other problem in the established system for processing Option exercise requests or for any other reason the Committee or its delegate deems appropriate or necessary.

7.5. Nontransferability. Except to the extent the Committee deems permissible under Section 422(b) of the Code and Rule 16b-3 and consistent with the best interests of Alarion, neither an Option granted under this Plan nor any related surrender rights nor any SAR shall be transferable by an Employee or a Director other than by will or by the laws of descent and distribution. Any such Option grant and surrender rights under this Plan and any SAR granted under this Plan shall be exercisable during an Employee’s or Director’s lifetime, as the case may be, only by the Employee or the Director, provided that in the event an Employee or Director is incapacitated and unable to exercise such Employee’s or Director’s Option or SAR, such Employee’s or Director’s legal guardian or legal representative whom the Committee (or its delegate) deems appropriate based on all applicable facts and circumstances presented to the Committee (or its delegate) may exercise such Employee’s or Director’s Option or SAR, in accordance with the provisions of the Plan and the applicable Option Agreement or SAR Agreement. The person or persons to whom an Option or a SAR is transferred by will or by the laws of descent and distribution thereafter shall be treated as the Employee or the Director under this Plan.

7.6. SARs and Surrender Rights.

(a) SARs. The Committee acting in its absolute discretion may grant an Employee or Director a SAR which will give the Employee or Director the right to the appreciation in one, or more than one, share(s) of Stock, and any such appreciation shall be measured from the related SAR Share Value. The Committee shall have the right to make any such grant subject to such additional terms as the Committee deems appropriate, and such terms shall be set forth in the related SAR Agreement.

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(b) Option Surrender Rights. The Committee acting in its absolute discretion also may incorporate a provision in an Option Agreement to give an Employee or Director the right to surrender his or her Option, in whole or in part, in lieu of the exercise (in whole or in part) of that Option to purchase Stock on any date that:

(1) the Fair Market Value of the Stock subject to such Option exceeds the Option Price for such Stock; and

(2) the Option to purchase such Stock is otherwise exercisable.

(c) Procedure. The exercise of a SAR or a surrender right in an Option shall be effected by the delivery of the related SAR Agreement or Option Agreement to the Committee (or to its delegate) together with a statement signed by the Employee or Director which specifies the number of shares of Stock as to which the Employee or Director, as appropriate, exercises his or her SAR or exercises his or her right to surrender his or her Option and (at the Employee’s or Director’s option) how he or she desires payment to be made with respect to such shares.

(d) Payment. An Employee or Director who exercises his or her SAR or right to surrender his or her Option shall (to the extent consistent with an exemption under Rule 16b-3) receive a payment in cash or in Stock, or in a combination of cash and Stock, equal in amount on the date such exercise is effected to (i) the number of shares of Stock with respect to which, as applicable, the SAR or the surrender right is exercised times (ii) the excess of the Fair Market Value of a share of Stock on such date over, as applicable, the SAR Share Value for a share of Stock subject to the SAR or the Option Price for a share of Stock subject to an Option. The Committee acting in its absolute discretion shall determine the form and timing of such payment, and the Committee shall have the right (1) to take into account whatever factors the Committee deems appropriate under the circumstances, including any written request made by the Employee or Director and delivered to the Committee (or to its delegate) and (2) to forfeit an Employee’s or Director’s right to payment of cash in lieu of a fractional share of Stock if the Committee deems such forfeiture necessary in order for the surrender of his or her Option under this Section 7.6 to come within an exemption under Rule 16b-3. Any cash payment under this Section 7.6 shall be made from Alarion’s general assets, and an Employee or Director shall be no more than a general and unsecured creditor of Alarion with respect to such payment.

(e) Restrictions. Each SAR Agreement and each Option Agreement which incorporates a provision to allow an Employee or Director to surrender his or her Option shall incorporate such additional restrictions on the exercise of such SAR or surrender right as the Committee deems necessary to satisfy the conditions to the exemption under Rule 16b-3.

SECTION 8

RESTRICTED STOCK AND STOCK UNITS

8.1. Committee Action.

(a) General. The Committee acting in its absolute discretion shall have the right to grant Restricted Stock and Stock Units to Employees and Directors under this Plan from time to time.

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(b) Limitations. No Restricted Stock or Stock Unit grant may be made to an Employee or Director in any calendar year with respect to more than 10,000 shares of Restricted Stock. Each Restricted Stock grant and each Stock Unit grant shall be evidenced by a Stock Agreement, and each Stock Agreement shall set forth the conditions, if any, which will need to be timely satisfied before the grant will be effective and the conditions, if any, under which the Employee’s or Director’s interest in the related Restricted Stock will be forfeited.

8.2. Conditions.

(a) Conditions for Issuance of Restricted Stock. The Committee acting in its absolute discretion may make the issuance of Restricted Stock to an Employee or Director subject to the satisfaction of one, or more than one, objective employment, performance or other grant condition (which may or may not include performance criteria described in Section 8.2(c)) which the Committee deems appropriate under the circumstances, and the related Stock Agreement shall set forth each such condition and the deadline for satisfying each such condition.

(b) Forfeiture Conditions for Restricted Stock and Stock Units. The Committee may make Restricted Stock issued to an Employee or Director subject to one, or more than one, objective employment, performance or other forfeiture condition (which may or may not include any performance goals described in Section 8.2[c]) which the Committee acting in its absolute discretion deems appropriate under the circumstances, and the related Stock Agreement shall set forth each such forfeiture condition and the deadline for satisfying each such forfeiture condition. An Employee’s or Director’s non-forfeitable interest in the shares of Stock issued pursuant to a Restricted Stock or Stock Unit grant shall depend on the extent to which each such condition is timely satisfied. Each share of Stock issued pursuant to a Restricted Stock grant shall again become available under Section 3 if such share is forfeited as a result of a failure to timely satisfy a forfeiture condition, in which event such share of Stock shall again become available under Section 3 as of the date of such failure. When a Stock certificate is issued for shares of Restricted Stock, such certificate shall be issued subject to: (i) the conditions, if any, described in this Section 8.2(b) and Section 8.2(c) to, or for the benefit of, the Employee or Director; and (ii) a stock power in favor of Alarion in order for Alarion to effect any forfeitures of such Restricted Stock called for under this Section 8.2(b).

(c) Performance Goals.

(1) A performance goal is described in this Section 8.2(c) if such goal relates to Alarion’s:

(i) return over capital costs or increases in return over capital costs,

(ii) total earnings or the growth in such earnings,

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(iii) consolidated earnings or the growth in such earnings,

(iv) earnings per share or the growth in such earnings,

(v) net earnings or the growth in such earnings,

(vi) earnings before interest expense, taxes, depreciation, amortization and other non-cash items or the growth in such earnings,

(vii) earnings before interest and taxes or the growth in such earnings,

(viii) consolidated net income or the growth in such income,

(ix) the value of Alarion’s Stock or the growth in such value,

(x) Stock price or the growth in such price,

(xi) return on assets or the growth on such return,

(xii) total shareholder return or the growth in such return,

(xiii) expenses or the reduction of expenses,

(xiv) sales growth,

(xv) overhead ratios or changes in such ratios,

(xvi) expense-to-sales ratios or the changes in such ratios,

(xvii) economic value added or changes in such value added, or

(xviii) other financial performance measures deemed appropriate by the Committee.

A performance goal described in this Section 8.2(c)(1) may be set in any manner determined by the Committee, including looking to achievement on an absolute or relative basis in relation to peer groups or indexes, and may relate to Alarion as a whole or one or more operating units of Alarion.

(2) When the Committee determines whether a performance goal has been satisfied for any period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles and any other unusual or non-recurring items, including, without limitation, the charges or costs associated with restructurings of Alarion, discontinued operations, and the cumulative effects of accounting changes. The Committee may also adjust any performance goal for a period as it deems equitable in recognition of unusual or non-recurring events affecting Alarion, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine (including, without limitation, any adjustments that would result in Alarion paying non-deductible compensation to an Employee).

(3) If the Committee determines that a performance goal has been satisfied and the satisfaction of such goal was intended to meet the requirements of Section 162(m) of the Code, the Committee shall certify that the goal has been satisfied in accordance with the requirements set forth under such section of the Code.

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8.3. Dividends and Voting Rights.

(a) Cash Dividends. Each Stock Agreement which evidences a Restricted Stock or Stock Unit grant shall state whether the Employee or Director shall have a right to receive any cash dividends, which are paid after any shares of Restricted Stock are issued to him or to her and before the first day that the Employee’s or Director’s interest in such Stock is forfeited completely, or becomes completely non-forfeitable. If such a Stock Agreement provides that an Employee or Director has no right to receive a cash dividend when paid, such Stock Agreement shall set forth the conditions, if any, under which the Employee or Director will be eligible to receive one, or more than one, payment in the future to compensate the Employee or Director for the fact that he or she had no right to receive any cash dividends on his or her Restricted Stock when such dividends were paid. If such a Stock Agreement calls for any such payments to be made, Alarion shall make such payments from Alarion’s general assets, and the Employee or Director shall be no more than a general and unsecured creditor of Alarion with respect to such payments.

(b) Stock Dividends. If a Stock dividend is declared on a share of Restricted Stock, such Stock dividend shall be treated as part of the grant of the related Restricted Stock or Stock Unit, and an Employee’s or Director’s interest in such Stock dividend shall be forfeited or shall become non-forfeitable at the same time as the Stock with respect to which the Stock dividend was paid is forfeited or becomes non-forfeitable. Unless otherwise set forth in the Stock Agreement which evidences a Stock Unit grant, if a Stock dividend is declared on any shares of Stock described in a Stock Unit grant, such dividend shall increase the number of shares of Stock described in such Stock Unit grant.

(c) Voting Rights. An Employee or Director shall have the right to vote shares of Restricted Stock which have been issued pursuant to Section 8.2(b) before his or her interest in such Stock has been forfeited or has become non-forfeitable.

(d) Nontransferability. No Restricted Stock grant and no shares issued pursuant to a Restricted Stock grant shall be transferable by an Employee or a Director other than by will or by the laws of descent and distribution before an Employee’s or Director’s interest in such shares have become completely non-forfeitable, and no interests in a Stock Unit grant shall be transferable other than by will or the laws of descent and distribution except as otherwise provided in the related Stock Agreement.

(e) Creditor Status. An Employee or a Director to whom a Stock Unit grant is made shall be no more than a general and unsecured creditor of Alarion with respect to any cash payment due under such grant.

8.4 Satisfaction of Forfeiture Conditions. A share of Stock shall cease to be Restricted Stock at such time as an Employee’s or Director’s interest in such Stock becomes non-forfeitable under this Plan, and the certificate representing such share shall be reissued as

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soon as practicable thereafter without any further restrictions related to Section 8.2(b) or Section 8.3 and shall be transferred to the Employee or Director.

SECTION 9

SECURITIES REGISTRATION

Each Option Agreement, SAR Agreement and Stock Agreement shall provide that, upon the receipt of shares of Stock as a result of the exercise of an Option (or any related surrender right) or a SAR or the satisfaction of the forfeiture conditions under a Stock Agreement for Restricted Stock, the Employee or Director shall, if so requested by Alarion, hold such shares of Stock for investment and not with a view of resale or distribution to the public and, if so requested by Alarion, shall deliver to Alarion a written statement satisfactory to Alarion to that effect. As for Stock issued pursuant to this Plan, Alarion at its expense shall take such action as it deems necessary or appropriate to register the original issuance of such Stock to an Employee or Director under the Securities Act of 1933, as amended, or under any other applicable securities laws or to qualify such Stock for an exemption under any such laws prior to the issuance of such Stock to an Employee or Director; however, Alarion shall have no obligation whatsoever to take any such action in connection with the transfer, resale or other disposition of such Stock by an Employee.

SECTION 10

LIFE OF PLAN

No Option or SAR or Restricted Stock or Stock Unit shall be granted under this Plan on or after the earlier of: (1) the tenth anniversary of the date the Board adopts this Plan, in which event this Plan otherwise thereafter shall continue in effect until all outstanding Options (and any related surrender rights) and SARs have been exercised in full or no longer are exercisable and all Restricted Stock and Stock Unit grants under this Plan have been forfeited or the forfeiture conditions on the related Stock or cash payments have been satisfied in full; or (2) the date on which all of the Stock reserved under Section 3 of this Plan has (as a result of the exercise of all Options (and any related surrender rights) and all SARs granted under this Plan and the satisfaction of the forfeiture conditions on Restricted Stock) been issued or no longer is available for use under this Plan, and all cash payments due under any Stock Unit grants have been paid or forfeited, in which event this Plan also shall terminate on such date.

SECTION 11

ADJUSTMENT

11.1. Capital Structure. The number, kind or class (or any combination thereof) of shares of Stock reserved under Section 3 of this Plan, the grant limitations described in Section 7.3 and Section 8.1 of this Plan, the number, kind or class (or any combination thereof) of shares of Stock subject to Options or SARs granted under this Plan and the Option Price of such Options and the SAR Share Value of such SARs, as well as the number, kind or class of shares of Stock subject to Restricted Stock grants and the number, kind or class of shares of Stock described in Stock Unit grants under this Plan shall be adjusted by the Board in an equitable

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manner to reflect any change in the capitalization of Alarion, including, but not limited to, such changes as stock dividends or stock splits.

11.2. Acquisitions. The Board as part of any corporate transaction described in Code Section 424(a) shall have the right (in any manner which the Board in its discretion deems consistent with Code Section 424[a] and without regard to the grant limitations described in Section 7.3 or Section 8.1 of this Plan) to make Restricted Stock, Stock Unit, Option and SAR grants to effect the assumption of, or the substitution for, restricted stock, stock unit, option and stock appreciation right grants previously made by any other corporation to the extent that such corporate transaction calls for such substitution or assumption of such restricted stock, stock unit, option or stock appreciation rights grants.

11.3. Fractional Shares. If any adjustment under this Section 11 would create a fractional share of Stock or a right to acquire a fractional share of Stock, such fractional share shall be disregarded and the number of shares of Stock reserved under this Plan and the number subject to any Options, SAR grants and Restricted Stock grants shall be the next lower number of shares of Stock, rounding all fractions downward. Any adjustment made under this Section 11 by the Board shall be conclusive and binding on all affected persons.

SECTION 12

CHANGE IN CONTROL

Upon a Change in Control, all Options, SARs, Restricted Stock and Stock Units shall become immediately exercisable, non-forfeitable or otherwise vest and become irrevocable.

SECTION 13

AMENDMENT OR TERMINATION

This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate; provided, however, no such amendment shall be made absent the approval of the shareholders of Alarion to the extent such approval is required under applicable law, Code Section 422, Rule 16b-3 or any applicable stock exchange rule. The Board also may suspend the granting of Options, SARs, Restricted Stock and Stock Units under this Plan at any time and may terminate this Plan at any time. The Board or the Committee shall have the right to modify, amend or cancel (retroactively or prospectively) any Option, SAR, Restricted Stock or Stock Unit granted before such suspension or termination if: (1) the Employee or Director consents in writing to such modification, amendment or cancellation (except that in no case can Options be repriced either by cancellation and regrant or by lowering the exercise price of a previously granted award); or (2) there is a dissolution or liquidation of Alarion or a transaction described in Section 11 or Section 12 of this Plan. Suspension or termination of the Plan shall not affect the Committee’s ability to exercise the powers granted to it with respect to Options, SARs or surrender rights, Restricted Stock or Stock Units granted under this Plan prior to the date of such suspension or termination.

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SECTION 14

MISCELLANEOUS

14.1. Shareholder Rights. No Employee or Director shall have any rights as a shareholder of Alarion as a result of the grant of an Option or a SAR under this Plan or his or her exercise of such Option or SAR pending the actual delivery of the Stock subject to such Option to such Employee or Director. Subject to Section 8.4, an Employee’s or Director’s rights as a shareholder in the shares of Stock related to a Restricted Stock grant which is effective shall be set forth in the related Stock Agreement.

14.2. No Contract of Employment or Director Status. The grant of an Option, SAR, Restricted Stock or Stock Unit to an Employee or a Director under this Plan shall not constitute a contract of employment or an agreement to continue his or her status as an Employee or a Director, and shall not confer on an Employee or Director any rights in addition to those rights, if any, expressly set forth in the Option Agreement which evidences his or her Option, the SAR Agreement which evidences his or her SAR or the Stock Agreement related to his or her Restricted Stock or Stock Unit grant.

14.3. Withholding. The exercise of any Option or SAR granted under this Plan and the acceptance of a Restricted Stock or Stock Unit grant shall constitute an Employee’s or Director’s full and complete consent to whatever action the Committee deems necessary to satisfy the minimum federal tax withholding requirements, if any, which the Committee acting in its discretion deems applicable to such exercise or such Restricted Stock or Stock Unit grant. The Committee also shall have the right to provide in an Option Agreement, SAR Agreement or Stock Agreement that an Employee or Director may elect to satisfy minimum federal tax withholding requirements, if any, through a reduction in the number of shares of Stock actually transferred, or the cash payments to be made, to him or to her under this Plan, and any such election and any such reduction shall be effected so as to satisfy the conditions to the exemption under Rule 16b-3.

14.4 Construction.

(a) Governing Law and Venue. This Plan shall be construed under the laws of the State of Florida (excluding its choice-of-law rules) to the extent not superseded by federal law. Venue for the enforcement of any provision of this Plan or Option Agreement shall be in Marion County, Florida.

(b) Invalid Provisions. In the event any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(c) Conflicts. In the event of a conflict between the terms of this Plan and any Option Agreement, Stock Agreement or SAR Agreement, the terms of the Plan shall prevail.

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Exhibit 23.1

Consent of Hacker, Johnson & Smith PA

Alarion Financial Services, Inc.

Ocala, Florida

We hereby consent to the inclusion of our report dated March 1, 2006, relating to the consolidated financial statements of Alarion Financial Services, Inc. and Subsidiary (the “Company”) as of and for the year ended December 31, 2005, and for the period from February 19, 2004 (date of organization) to December 31, 2004, in the Company’s 2005 annual report on Form 10-KSB/A.

/s/ Hacker, Johnson & Smith PA
Hacker, Johnson & Smith PA
Orlando, Florida
July 17, 2006

Exhibit 31.1

CERTIFICATIONS

I, Jon M. Kurtz, certify, that:

1.	I have reviewed this annual report on Form 10-KSB/A of Alarion Financial Service, Inc.;

2.	Based on my knowledge, the annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.	Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15 (e)) for the registrant and we have:

(a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

(b)	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as at the end of the period covered by this report based on such evaluation; and

(c)	Omitted

(d)	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the Company’s most recent fiscal quarter (the Company’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors:

(a)	all significant deficiencies and material weaknesses in the design or operation of the internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and

(b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls.

Date: July 12, 2006	By:	/s/ Jon M. Kurtz
Jon M. Kurtz, Chairman and Chief
Executive Officer

Exhibit 31.2

CERTIFICATIONS

I, Jankie Dhanpat, certify, that:

1.	I have reviewed this annual report on Form 10-KSB/A of Alarion Financial Services, Inc.;

2.	Based on my knowledge, the annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3.	Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15 (e)) for the registrant and we have:

(a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

(b)	evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as at the end of the period covered by this report based on such evaluation; and

(c)	Omitted

(d)	disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the Company’s most recent fiscal quarter (the Company’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of registrant’s board of directors:

(a)	all significant deficiencies and material weaknesses in the design or operation of the internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and

(b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls.

Date: July 12, 2006	By:	/s/ Jankie Dhanpat
Jankie Dhanpat, Chief Financial Officer

Exhibit 32.1

Certification of Chief Executive Officer

The undersigned Chief Executive Officer of Alarion Financial Services, Inc. does hereby certify, to such officer’s knowledge, that this report fully complies with the requirements of Section 15(d) of the Securities Exchange Act of 1934 and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operation of the Company.

/s/ Jon M. Kurtz
Jon M. Kurtz
Chief Executive Officer

Date: July 12, 2006

Exhibit 32.2

Certification of Chief Financial Officer

The undersigned Chief Financial Officer of Alarion Financial Services, Inc. does hereby certify, to such officer’s knowledge, that this report fully complies with the requirements of Section 15(d) of the Securities Exchange Act of 1934 and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operation of the Company.

/s/ Jankie Dhanpat
Jankie Dhanpat
Chief Financial Officer

Date: July 12, 2006